[LETTERHEAD OF MINISTER OF FINANCE AND PLANNING]

August 19, 2004

Consul General

Consulate General of Jamaica

767 Third Avenue

New York, New York 10017

To the fiscal agent and the

underwriter[s] specified below:

I, the Minister of Finance and Planning, on behalf of the Government of Jamaica (“Jamaica”), hereby confirm that the Consul General of Jamaica to the United States has been designated as the authorized agent of Jamaica in the United States for purposes of the Registration Statement under Schedule B of the United States Securities Act of 1933, as amended, filed with the United States Securities and Exchange Commission by Jamaica with respect to the notes (the “Notes”) to be issued under a fiscal agency agreement (the “Fiscal Agency Agreement”) to be entered into between Jamaica and a fiscal agent named therein. I confirm such designation is in full force and effect and has not been revoked.

I, the Minister of Finance and Planning, on behalf of Jamaica, hereby also confirm that the Consul General of Jamaica to the United States has been designated as the agent for service of process of Jamaica in the United States for purposes of (i) the Fiscal Agency Agreement, (ii) the Notes and (iii) the underwriting agreement relating thereto to be entered into between Jamaica and the underwriter[s] specified therein. I confirm that such designation is in full force and effect and has not been revoked.

/s/ OMAR DAVIES
Omar Davies Minister of Finance and Planning duly authorized for and on behalf of THE GOVERNMENT OF JAMAICA